News Release Questar Corporation 333 South State Street P.O. Box 45433 Salt Lake City, UT 84145-0433
Exhibit 99.1

April 30, 2013
(N)
NYSE:STR
13-07

Contact:    Tony Ivins
Business:    (801) 324-5218
Media:        Chad Jones
Business:    (801) 324-5495

QUESTAR REPORTS FIRST-QUARTER 2013 NET INCOME OF $72.9 MILLION
Regulators approve Wexpro II
2013 guidance maintained

SALT LAKE CITY - Questar Corporation (NYSE:STR) reported first-quarter 2013 net income of $72.9 million, or $0.41 per diluted share compared to first-quarter 2012 net income of $75.2 million, or $0.42 per diluted share. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) for the quarter were up 5% to $183.8 million compared to $175.2 million in the year-ago period. Return on average common equity (ROE) was 19.4% for the 12 months ended March 31, 2013, compared to 19.6% for the same period in 2012.

NET INCOME (LOSS) BY SUBSIDIARY

	3 Months Ended March 31,
	2013	2012	Change
	(in millions, except earnings per share)
Questar Gas	$37.0	$34.9	$2.1	6%
Wexpro	26.3	24.3	2.0	8%
Questar Pipeline	15.8	16.6	(0.8)	(5%)
Corporate and other	(6.2)	(0.6)	(5.6)	NM
Total net income	$72.9	$75.2	$(2.3)	(3%)
Earnings per diluted share	$0.41	$0.42	$(0.01)	(2%)
Average diluted shares	176.1	179.3	(3.2)	(2%)

ADJUSTED EBITDA BY SUBSIDIARY(a)

	3 Months Ended March 31,
	2013	2012	Change
	(in millions)
Questar Gas	$77.6	$74.8	$2.8	4%
Wexpro	62.4	54.5	7.9	14%
Questar Pipeline	45.5	46.2	(0.7)	(2%)
Corporate and other	(1.7)	(0.3)	(1.4)	NM
Total Adjusted EBITDA	$183.8	$175.2	$8.6	5%
(a) Management defines Adjusted EBITDA as net income (loss) before gains and losses from asset sales, interest expense, depreciation, depletion and amortization, abandonments and impairments, other special items and income taxes. See computations on the last page of the attached financial statements.

“Each of Questar's business units performed as expected in the first quarter,” said Ronald W. Jibson, Questar chairman, president and CEO. “Questar Gas posted a 6% rise in net income in the first quarter. Wexpro's net income rose by 8% while Questar Pipeline's income was 5% lower compared to the first quarter of 2012. Adjusted EBITDA in the first quarter of 2013 was about $184 million, up 5% from the same quarter in 2012. I am also pleased to report that Utah and Wyoming regulators recently approved Wexpro II, allowing us an opportunity to replicate the long-term success of the original Wexpro Agreement by acquiring properties for future cost-of-service gas development. While we recognize that certain expense challenges continue, we remain confident in our current 2013 earnings guidance range of $1.12 to $1.20 per diluted share. We are also excited about opportunities we are seeing at each of our business units.”
Other recent highlights include:

•	Questar Gas's total deliveries increased 18% in the first quarter compared to the 2012 period, reflecting 31% colder temperatures than for the first quarter of 2012.

•	Questar Gas's customer growth rate increased to 1.5%, up from 1.0% last year.

•	Questar Fueling entered into three contracts to design, build and manage compressed natural gas (CNG) fueling facilities for a major trucking company and a consumer-products manufacturer.

•	Wexpro's investment base grew by 7% over the past 12 months to $526.8 million, up from $492.5 million last year.

•	Questar Pipeline's strategic review of the Southern Trails Pipeline is confirming a potential opportunity to convert the pipeline back to crude-oil service from natural gas.

•	Questar Pipeline received FERC approval to construct and operate two system expansion projects in Utah and Wyoming.

•
Questar Corporation increased the size of its five-year revolving credit facility from $500 million to $750 million and extended its maturity to April 2018, providing additional financial and operational flexibility.

 Questar Gas
Questar Gas's first-quarter 2013 net income rose 6% to $37.0 million, up from $34.9 million in the first quarter of 2012. Adjusted EBITDA was $77.6 million in the current quarter compared to $74.8 million for the 2012 quarter. On a financial basis, Questar Gas earned a 10.1% ROE for the 12 months ended March 31, 2013. Changes in Questar Gas margin (revenues less cost of gas sold) are summarized in the following table:

CHANGE IN QUESTAR GAS MARGIN

3 Months Ended March 31, 2013 vs. 2012
(in millions)
Customer growth	$1.5
Demand-side-management cost recovery	(8.0)
Customers switching to transportation service	0.5
Infrastructure-replacement cost recovery	3.5
Other	(0.1)
Decrease	$(2.6)
As of March 31, 2013, Questar Gas served about 937,400 customers, an increase of over 14,000 customers, or 1.5%, compared to 1.0% growth a year ago. Customer growth has continued to accelerate over the past year. New customers increased margin by about $1.5 million for the quarter. Changes in margin from demand-side-management (DSM) cost-recovery revenues are offset by equivalent changes in the program's expenses. Combined operating and maintenance (O&M) and general and administrative (G&A) expenses, excluding DSM costs, were up 3% to about $38 per customer for the three months ended March 31, 2013, compared to $37 a year earlier, primarily due to higher employee-related and allocated corporate costs.
Questar Gas's multi-year infrastructure-upgrade program continues to be a safety and growth priority. The initial focus was on replacing aging high-pressure, large-diameter steel pipe in high-consequence urban areas and is largely complete. The current focus is on replacing similar pipe in less densely populated areas. Questar Gas expects to spend $55 million to $60 million on the program in 2013, and a similar amount annually for several years. Expenditures under this program are recovered under an infrastructure-cost-tracking mechanism approved by Utah regulators in 2010, enabling timely inclusion in rate base. Questar Gas recognized about $3.5 million of increased margin due to this program in the first three months of 2013. In the second quarter of 2013, Questar Gas will be filing a general rate case with the Public Service Commission of Utah that will include a review of the infrastructure-cost-tracking mechanism.
Wexpro
Wexpro's first-quarter 2013 net income rose 8% to $26.3 million, compared to $24.3 million in the first quarter of 2012. Adjusted EBITDA grew 14% to $62.4 million in the current quarter versus $54.5 million last year. It earned a 19.9% after-tax return on its average investment base for the 12 months ended March 31, 2013. Wexpro's investment base at quarter-end was $526.8 million, 7% higher than the prior year quarter-end. Wexpro's efficient operations resulted in low finding costs and a cost-of-service gas price that remains competitive with the forward curve. Revenues from oil and natural gas liquids (NGL) sales increased 13% in the quarter compared to the same period in 2012. Oil and NGL revenues are shared with Questar Gas customers. Under the terms of the Wexpro Agreement, a long-standing agreement with the states of Utah and Wyoming, Wexpro recovers its costs and earns an unlevered after-tax return of approximately 20% on its average investment base. Wexpro's natural gas production currently provides more than half of the utility's annual gas-supply requirements. A summary of changes in Wexpro's investment base is provided below:
CHANGE IN WEXPRO INVESTMENT BASE

12 Months Ended March 31, 2013
(in millions)
Beginning investment base	$492.5
Successful development wells	126.1
Depreciation, depletion and amortization	(75.7)
Change in deferred taxes	(16.1)
Ending investment base	$526.8
Wexpro II approved
On March 28, 2013, the Public Service Commission of Utah approved Wexpro II, a new agreement that substantially duplicates the original Wexpro Agreement that has benefitted Questar Gas customers and Questar shareholders for more than three decades. On April 11, 2013, the Wyoming Public Service Commission issued a bench order approving Wexpro II. “Since its 1981 creation, the Wexpro Agreement has saved Questar Gas customers more than $1.3 billion and produced an average return on investment of more than 20% for our shareholders,” said Jibson. “This win-win model is unique in our industry, and we're confident we can perpetuate this success by adding new properties under the new agreement.” The 1981 agreement is a major reason Questar Gas's residential natural gas rates are consistently among the lowest in the nation. With its contract-based rate of return, Wexpro Company's economic model is similar to a regulated utility. Wexpro Company's technical staff is currently evaluating properties that could be acquired and considered for inclusion in this new opportunity to duplicate Wexpro's proven success.
Questar Pipeline
Questar Pipeline reported first-quarter 2013 net income of $15.8 million, down 5% from $16.6 million a year ago. Questar Pipeline generated $45.5 million of Adjusted EBITDA in the 2013 quarter and earned a 10.6% ROE for the 12 months ended March 31, 2013. The dip in net income was primarily due to lower NGL revenues and higher depreciation and amortization costs. NGL revenues were down 37% in the first quarter of 2013 compared to the prior-year period, reflecting both lower NGL sales volumes and prices. Depreciation and amortization expenses were up due to higher property, plant and equipment levels compared to a year ago. Questar Pipeline's combined O&M and G&A costs were down 4% for the recent quarter when compared to the same quarter in 2012. These lower costs together with slightly higher transportation volumes in the first quarter of 2013 resulted in O&M and G&A expenses of $0.08 per decatherm transported, compared to $0.09 per decatherm transported in the first quarter of 2012. A summary of changes in Questar Pipeline revenues is provided below:
CHANGE IN QUESTAR PIPELINE REVENUES

3 Months Ended March 31, 2013 vs. 2012
(in millions)
Transportation	$0.7
Storage	0.1
NGL sales - transportation	(0.1)
NGL sales - field services	(1.6)
Gathering and processing	(0.3)
Energy services	(0.8)
Natural gas sold	0.8
Decrease	$(1.2)

At March 31, 2013, Questar Pipeline held net firm-transportation contracts totaling 5,119 thousand decatherms (Mdth) per day, up 3% from 4,947 Mdth per day at March 31, 2012. The increase in transportation revenues was primarily from higher seasonal revenues and a 2012 Uinta Basin expansion project.
Questar Pipeline strategic review update
In the fourth quarter of 2012, Questar Pipeline announced a strategic review of Southern Trails Pipeline. The strategic review has confirmed a potential opportunity to return the pipeline to crude-oil service. Questar Pipeline continues to manage the project to achieve the greatest value for shareholders and is analyzing all strategic options. Management expects to reach a decision on Southern Trails by mid-year.
Corporate and other
Corporate and other operations reported a net loss of $6.2 million in the first quarter of 2013, compared to a net loss of $0.6 million in the first quarter of 2012. The variance was driven by higher estimated state income taxes due to state tax law changes, higher mark-to-market valuations on deferred compensation due to the recent rise in Questar's share price, and start-up losses at Questar Fueling, which are aggregated at the corporate level.
Questar Fueling signs new contracts
In January, Questar Fueling Company announced that it had signed an agreement to build, own and operate a CNG-fueling facility in Houston, Texas on behalf of Swift Transportation and Central Freight Lines. Questar Fueling also recently signed two new contracts to build similar fueling facilities for a consumer products manufacturer in two other locations to fuel its CNG-powered delivery fleet. All three facilities are expected to be operational later this year. Questar continues to see significant long-term growth potential for the use of natural gas for transportation, though it will not likely make meaningful earnings and cash flow contributions for a few years.
2013 EPS and capital guidance maintained
    Questar management maintained its 2013 guidance range for earnings of $1.12 to $1.20 per diluted share, unchanged from previously provided guidance. Consolidated capital investment for 2013 is expected to be about $450 million.

Investment capital has been allocated to Questar's lines of business as follows:
CAPITAL INVESTMENT FORECAST

2013F
(in millions)
Questar Gas	$195
Wexpro	140
Questar Pipeline	85
Corporate and other	30
Total	$450
“We have previously stated that 2013 could be a relatively flat earnings year, but we remain confident in our EPS guidance range of $1.12 to $1.20 per diluted share,” Jibson said. “We achieved several milestones on three key initiatives that could drive increases in shareholder value for many years to come. First, Wexpro II was approved by Utah and Wyoming regulators, enabling Wexpro production to indefinitely benefit both our utility customers and shareholders by acquiring and developing additional properties. Second, Questar Fueling signed three new contracts to provide CNG-fueling facilities for third parties and is on its way to becoming a significant player in that developing market. And third, the strategic review continues for Questar Pipeline's Southern Trails Pipeline subsidiary, with a decision expected by mid-2013. We will continue to update you on these initiatives and on earnings guidance throughout the year as we have greater clarity.”
“We plan to continue to invest for long-term growth and expect to maintain an industry-competitive growth rate with industry-leading returns. Wexpro continues to demonstrate an ability to grow its investment base, production and earnings with its existing properties and can now perpetuate that model under the new Wexpro II agreement. At Questar Gas, strong customer growth and the infrastructure-replacement program should support long-term earnings and rate base growth. Questar Pipeline's strategic review is identifying new long-term growth opportunities. Our commitment to customers and shareholders is to continue delivering superior service, while profitably investing in and growing our businesses.”
First-Quarter 2013 earnings teleconference
Questar management will discuss first-quarter 2013 results and the outlook for the remainder of 2013 in a conference call with investors Wednesday, May 1, beginning at 9:30 a.m. ET. The call can be accessed on the company website at www.questar.com.

About Questar Corporation

Questar is a Rockies-based integrated natural gas company with an enterprise value of about $5.6 billion, operating through three principal subsidiaries:

•	Questar Gas Company provides retail natural gas distribution in Utah, Wyoming and Idaho;

•	Wexpro Company develops and produces natural gas from cost-of-service reserves for Questar Gas customers; and

•	Questar Pipeline Company operates interstate natural gas pipelines and storage facilities in the western U.S. and provides other energy services.

Forward-Looking Statements

This document may contain or incorporate by reference information that includes or is based upon "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Any or all forward-looking statements may turn out to be wrong. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	general economic conditions, including the performance of financial markets and interest rates;

•	changes in energy commodity prices;

•	changes in industry trends;

•	changes in laws or regulations; and

•	other factors, most of which are beyond Questar's control.

Questar undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

# # #

For more information, visit Questar's website at www.questar.com

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		12 Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(in millions, except per-share amounts)
REVENUES
Questar Gas	$418.3	$366.0	$912.0	$917.6
Wexpro	10.3	9.2	37.2	32.9
Questar Pipeline	48.3	50.5	200.9	199.6
Total Revenues	476.9	425.7	1,150.1	1,150.1

OPERATING EXPENSES
Cost of sales (excluding operating expenses shown separately)	199.7	152.7	239.3	264.3
Operating and maintenance	48.2	56.7	172.3	181.2
General and administrative	33.8	29.1	125.5	114.0
Retirement incentive	—	—	4.9	—
Production and other taxes	15.3	14.3	48.9	53.2
Depreciation, depletion and amortization	48.5	44.2	185.9	164.7
Total Operating Expenses	345.5	297.0	776.8	777.4
Net gain from asset sales	—	2.2	2.9	2.3
OPERATING INCOME	131.4	130.9	376.2	375.0
Interest and other income	3.0	1.4	8.6	8.9
Income from unconsolidated affiliate	0.9	0.9	3.7	3.8
Interest expense	(14.5)	(14.7)	(57.7)	(55.5)
INCOME BEFORE INCOME TAXES	120.8	118.5	330.8	332.2
Income taxes	(47.9)	(43.3)	(121.1)	(119.0)
NET INCOME	$72.9	$75.2	$209.7	$213.2

EARNINGS PER COMMON SHARE
Basic	$0.42	$0.42	$1.20	$1.19
Diluted	0.41	0.42	1.19	1.19
Weighted-average common shares outstanding
Used in basic calculation	175.3	178.2	175.6	177.8
Used in diluted calculation	176.1	179.3	176.5	179.1
Dividends per common share	$0.17	$0.1625	$0.6725	$0.63

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)

	3 Months Ended		12 Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(in millions)
Revenues from Unaffiliated Customers
Questar Gas	$418.3	$366.0	$912.0	$917.6
Wexpro	10.3	9.2	37.2	32.9
Questar Pipeline	48.3	50.5	200.9	199.6
Total	$476.9	$425.7	$1,150.1	$1,150.1

Revenues from Affiliated Companies
Questar Gas	$0.3	$0.8	$2.0	$3.3
Wexpro	72.8	65.7	281.2	258.4
Questar Pipeline	19.5	18.5	75.4	74.3
Total	$92.6	$85.0	$358.6	$336.0

Operating Income (Loss)
Questar Gas	$64.3	$61.8	$95.4	$97.1
Wexpro	39.8	37.2	160.7	148.4
Questar Pipeline	30.2	31.8	122.4	128.4
Corporate and other	(2.9)	0.1	(2.3)	1.1
Total	$131.4	$130.9	$376.2	$375.0

Net Income (Loss)
Questar Gas	$37.0	$34.9	$49.2	$47.6
Wexpro	26.3	24.3	105.9	97.2
Questar Pipeline	15.8	16.6	63.9	69.2
Corporate and other	(6.2)	(0.6)	(9.3)	(0.8)
Total	$72.9	$75.2	$209.7	$213.2

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)

	3 Months Ended		12 Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
QUESTAR GAS
Natural gas volumes (MMdth)
Residential and commercial sales	53.1	43.6	105.7	108.0
Industrial sales	1.2	1.2	4.7	5.0
Transportation for industrial customers	16.9	15.6	63.3	53.9
Total industrial	18.1	16.8	68.0	58.9
Total deliveries	71.2	60.4	173.7	166.9

Natural gas revenue (per dth)
Residential and commercial sales	$7.53	$7.97	$7.95	$7.81
Industrial sales	5.85	5.62	5.85	5.91
Transportation for industrial customers	0.21	0.18	0.20	0.21
Colder (warmer) than normal temperatures	18%	(13%)	(2%)	—%
Temperature-adjusted usage per customer (dth)	47.6	50.5	105.5	111.6
Customers at March 31, (thousands)	937	923

WEXPRO
Production volumes
Natural gas (Bcf)	15.4	15.0	57.9	52.8
Oil and NGL (Mbbl)	165	156	674	518
Oil and NGL sales price (per bbl)	$83.22	$88.45	$79.60	$83.97
Investment base at March 31, (in millions)	$526.8	$492.5

QUESTAR PIPELINE
Natural gas-transportation volumes (MMdth)
For unaffiliated customers	181.8	183.9	783.3	687.2
For Questar Gas	51.9	43.3	115.8	117.1
Total transportation	233.7	227.2	899.1	804.3

Transportation revenue (per dth)	$0.21	$0.21	$0.22	$0.24
Net firm-daily transportation demand at March 31, (Mdth)	5,119	4,947
Natural gas processing
NGL sales (Mbbl)	47	62	238	229
NGL sales price (per bbl)	$62.64	$73.41	$58.23	$74.86

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	March 31,	December 31,
	2013	2012	2012
	(in millions)
ASSETS
Current Assets
Cash and cash equivalents	$7.2	$8.1	$16.8
Accounts and notes receivable, net	141.2	129.8	114.3
Unbilled gas accounts receivable	50.5	42.7	78.3
Inventories	39.8	44.9	63.5
Prepaid expenses and other	6.8	6.4	13.1
Current regulatory assets	31.3	26.1	46.7
Deferred income taxes - current	17.2	16.2	13.0
Total Current Assets	294.0	274.2	345.7
Property, Plant and Equipment	5,399.4	5,101.7	5,333.3
Accumulated depreciation, depletion and amortization	(2,059.1)	(1,926.6)	(2,016.3)
Net Property, Plant and Equipment	3,340.3	3,175.1	3,317.0
Investment in unconsolidated affiliate	26.1	27.0	26.5
Noncurrent regulatory and other assets	68.2	63.5	67.9
TOTAL ASSETS	$3,728.6	$3,539.8	$3,757.1

LIABILITIES AND COMMON SHAREHOLDERS' EQUITY
Current Liabilities
Short-term debt	$202.0	$129.0	$263.0
Accounts payable and accrued expenses	222.8	180.4	235.2
Current regulatory liabilities	36.8	62.4	5.8
Current portion of long-term debt and capital lease obligation	2.8	132.4	42.7
Total Current Liabilities	464.4	504.2	546.7
Long-term debt and capital lease obligation, less current portion	1,137.6	992.2	1,138.2
Deferred income taxes	633.1	540.0	603.4
Noncurrent regulatory and other liabilities	412.3	422.4	433.2
COMMON SHAREHOLDERS' EQUITY
Common Shareholders' Equity	1,081.2	1,081.0	1,035.6
TOTAL LIABILITIES AND COMMON SHAREHOLDERS' EQUITY	$3,728.6	$3,539.8	$3,757.1

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	3 Months Ended
	March 31,
	2013	2012
	(in millions)
OPERATING ACTIVITIES
Net income	$72.9	$75.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	50.2	46.3
Deferred income taxes	25.4	39.6
Share-based compensation	3.1	2.7
Net (gain) from asset sales	—	(2.2)
(Income) from unconsolidated affiliate	(0.9)	(0.9)
Distributions from unconsolidated affiliate and other	1.5	1.3
Changes in operating assets and liabilities	53.8	58.7
NET CASH PROVIDED BY OPERATING ACTIVITIES	206.0	220.7

INVESTING ACTIVITIES
Property, plant and equipment	(84.0)	(104.2)
Cash used in disposition of assets	(0.5)	(0.7)
Proceeds from disposition of assets	0.1	—
NET CASH USED IN INVESTING ACTIVITIES	(84.4)	(104.9)

FINANCING ACTIVITIES
Common stock	(1.7)	(3.8)
Long-term debt and capital lease obligation repaid	(40.1)	—
Change in short-term debt	(61.0)	(90.0)
Dividends paid	(29.8)	(29.0)
Tax benefits from share-based compensation	1.4	3.5
NET CASH USED IN FINANCING ACTIVITIES	(131.2)	(119.3)
Change in cash and cash equivalents	(9.6)	(3.5)
Beginning cash and cash equivalents	16.8	11.6
Ending cash and cash equivalents	$7.2	$8.1

QUESTAR CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

In addition to financial measures calculated in accordance with generally accepted accounting principles (GAAP), this press release contains non-GAAP financial measures. The Company believes that these non-GAAP financial measures are useful to investors because they provide alternative methods for assessing the Company's ongoing operating results and cash flows. The Company's management uses these non-GAAP financial measures for the same purposes, and for planning and forecasting purposes. The presentation of non-GAAP financial measures is not meant to be a substitute for financial measures calculated in accordance with GAAP.

Management defines Adjusted EBITDA as net income (loss) before the following items: interest expense, income taxes, depreciation, depletion and amortization, net gain or loss from asset sales, abandonments and impairments, and other special items. Management believes Adjusted EBITDA is an important measure of the Company's cash flow and liquidity, and a key measure for comparing the Company's financial performance to other companies.

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended March 31, 2013:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$72.9	$37.0	$26.3	$15.8	$(6.2)
Interest expense	14.5	5.8	—	6.5	2.2
Income taxes	47.9	22.7	14.7	9.1	1.4
Depreciation, depletion and amortization	48.5	12.1	21.4	14.1	0.9
Adjusted EBITDA	$183.8	$77.6	$62.4	$45.5	$(1.7)

The following table reconciles Questar's net income (loss) to Adjusted EBITDA for the three months ended March 31, 2012:

	Questar Consolidated	Questar Gas	Wexpro	Questar Pipeline	Corporate, Other
	(in millions)
Net income (loss)	$75.2	$34.9	$24.3	$16.6	$(0.6)
Interest expense	14.7	6.8	—	6.6	1.3
Income taxes	43.3	21.3	13.7	9.5	(1.2)
Depreciation, depletion and amortization	44.2	11.8	18.7	13.5	0.2
Net (gain) from asset sales	(2.2)	—	(2.2)	—	—
Adjusted EBITDA	$175.2	$74.8	$54.5	$46.2	$(0.3)